Exhibit 99.1

CONTACT: INVESTOR RELATIONS
Henry R. Mandell, CEO
Spatializer Audio Laboratories, Inc.
408-453-4180 Ext.201
investor@spatializer.com

SPATIALIZER AUDIO LABORATORIES, INC. REPORTS PROFITABLE FIRST QUARTER 2005 OPERATING RESULTS

Year Over Year Revenues Increase 94%

     San Jose, Calif., May 12, 2005- Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) today announced financial results for the first quarter ended March 31, 2005.

     Revenues for the three months ended March 31, 2005 increased to $332,000, compared to revenues of $171,000 in the comparable period last year, an increase of 94%.

     Net income was $10,000 for the quarter ended March 31, 2005; $0.00 basic and diluted per share, compared to net loss of ($124,000), ($0.00) per share basic, for the quarter ended March 31, 2004.

     At March 31, 2005, the Company had $874,000 in cash and cash equivalents as compared to $871,000 at December 31, 2004. Working capital was $626,000 at March 31, 2005 as compared with working capital of $603,000 at December 31, 2004.

     Revenues in the three months ended March 31, 2005 were higher due to continued recognition of prepaid royalties (25% of prepayment) from a major customer, for which there was no such comparable customer last year. In addition, a loss of a DVD OEM account, which comprised 44% of first quarter 2004 revenues, was replaced by revenue from another DVD OEM and two PC accounts for which there was no comparable revenue in the first quarter of 2004. As such, approximately 67% of the revenue in the quarter ended March 31, 2005 were derived from new licensing agreements with new customers entered into subsequent to March 31, 2004.

     Henry R. Mandell, chairman and chief executive officer stated, “We are pleased to have nearly doubled our revenue from the same period last year, especially when one considers that we have been transitioning our business from our traditional revenue sources in the DVD player platform into new sources of income in the PC and mobile communications segments. Our continued profitability is also noteworthy in this environment.”

     Mandell continued, “We have directed our efforts toward the wireless communications segment, where we can offer a stronger value proposition for our technology. We have expanded both our Asia Pacific distribution capability into southeast Asia, China and Taiwan. We have made strong inroads toward building network effects through alliances with multimedia solutions suppliers, both in hardware and software, to make our solutions more easily adoptable by OEMs. Our Asia Development Center in India gives us the engineering throughput to rapidly complete these implementations. With the release of our latest solution, Spatializer((environ)) 3GTM, which was developed specifically to meet the audio needs of the mobile phone market, we believe we have a compelling solution to meet the challenges of this market.”

About Spatializer

Spatializer Audio Laboratories Inc. is a leading developer, licensor and marketer of next-generation technologies for the consumer electronics, computing and mobile handset markets. The company’s advanced audio technology is incorporated into products from global brand leaders including Toshiba, Sanyo and Sharp, among others. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in San Jose, CA, with executive offices in Westlake Village, CA and representative offices throughout the Asia Pacific region. Further information may be obtained from the company’s web site, www.spatializer.com, Spatializer SEC filings, and by contacting the company’s Investor Relations Department at 408-453-4180 or by writing to investor@spatializer.com.

Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this news release, including the comments by Mr. Mandell in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.

NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer(r) and the circle-in-the-square device are registered trademarks and Spatializer ((environ)) 3G(tm), is a trademark of Desper Products Inc. All other trademarks are the property of their respective owners. Copyright (c) 2005 Spatializer Audio Laboratories, Inc.

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Month Period Ended
	March 31,	March 31,
	2005	2004
Revenues:
Royalty Revenues	$331,950	$170,679
	331,950	170,679

Cost of Revenues	33,872	17,004

Gross Profit	298,078	153,675
Operating Expenses:
General and Administrative	151,201	166,630
Research and Development	99,290	95,482
Sales and Marketing	39,253	13,701

Total Operating Expenses	289,744	275,813

Operating Profit (Loss)	8,334	(122,138)

Interest and Other Income	2,920	941
Interest and Other Expense	(1,240)	(2,599)

	1,680	(1,658)

Income(Loss) Before Income Taxes	10,014	(123,796)

Income Taxes	—	—

Net Income(Loss)	10,014	(123,796)
Basic and Diluted Earnings(Loss) Per Share	$—	$—

Weighted Average Shares Outstanding	46,975,363	47,015,865

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$873,904	$871,155
Accounts Receivable, net	170,610	325,712
Prepaid Expenses and Deposits	36,464	70,940

Total Current Assets	1,080,978	1,267,807
Property and Equipment, net	29,321	29,527
Intangible Assets, net	153,519	166,710

Total Assets	$1,263,818	$1,464,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Note Payable	40,015	66,252
Accounts Payable	79,238	71,873
Accrued Wages and Benefits	46,786	50,446
Accrued Professional Fees	—	20,000
Accrued Commissions	17,532	32,182
Accrued Expenses	36,479	32,979
Deferred Income	234,837	391,395

Total Current Liabilities	454,887	665,127
Commitments and Contingencies
Series B-1, Redeemable Convertible Preferred shares, $.01 par value, 1,000,000 shares authorized, 118,351 shares issued and outstanding at March 31, 2005 and December 31, 2004.	1,182	1,182
Shareholders’ Equity:
Common shares, $.01 par value, 65,000,000 shares authorized, 46,975,365 shares issued and outstanding at March 31, 2005 and December 31, 2004.	469,754	469,754
Additional Paid-In Capital	46,428,866	46,428,866
Accumulated Deficit	(46,090,871)	(46,100,885)

Total Shareholders’ Equity	807,749	797,735

Total Liabilities and Equity	$1,263,818	$1,464,044